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Exhibit 5.1

[Letterhead of Weil, Gotshal & Manges LLP]

October 12, 2007

L-1 Identity Solutions, Inc.
177 Broad Street
Stamford, Connecticut 06901

Ladies and Gentlemen:

We have acted as counsel to L-1 Identity Solutions, Inc., a Delaware corporation (the ‘‘Company’’), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-3 (the ‘‘Registration Statement’’), under the Securities Act of 1933, as amended, in connection with the registration of 1,612,627 shares of common stock, par value $0.001, of the Company (the ‘‘Shares’’), pursuant to the registration rights covenants contained in the Agreement and Plan of Merger, dated June 18, 2007, among the Company, L-1 Identity Solutions Operating Company, McClendon Corporation (‘‘McClendon’’), the stockholders party thereto and Patty Hardt, as stockholders’ representative, (the ‘‘Merger Agreement’’). The Shares were issued in connection with the acquisition of McClendon by the Company pursuant to the Merger Agreement.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (A) the Certificate of Incorporation of the Company, as amended; (B) the By-Laws of the Company; (C) the Registration Statement; (D) the prospectus contained within the Registration Statement; (D) the Merger Agreement; and (E) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares being registered pursuant to the Registration Statement have been duly authorized and validly issued and are fully paid and nonassessable.

The opinion expressed herein is limited to the laws of the General Corporation Law of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption ‘‘Legal Matters’’ in the prospectus which is a part of the Registration Statement.

Very truly yours,
/s/ Weil, Gotshal & Manges LLP